P&G - WELLA ACQUISITION
                          INVESTOR QUESTIONS & ANSWERS
                                 MARCH 19, 2003
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Q: In your announcement,  you mentioned that P&G stock could be offered to Wella
Preference shareholders. What would be the benefit of taking P&G shares versus cash?

A: P&G's tender offer for Preference Shares will be 61.5 Euros per share. P&G may offer stock as a way to facilitate Wella employee ownership in P&G, and as a way to allow Wella investors to retain their positions in the consumer packaged goods industry and the Wella business. If P&G stock is offered, it would be offered at an equivalent value to the cash offer. The decision whether or not to offer stock has not yet been made.


Q: On March 13, 2003, Wella's Supervisory Board announced they would propose a dividend payment at their Annual General Meeting on May 15, 2003. Will Wella shareholders receive that dividend payment?

A: Yes, Wella shareholders should expect to receive payment of the dividend that was announced last week. P&G has a long history of paying dividends to its shareholders. Although it is highly unlikely that P&G could complete the acquisition of Wella prior to May 15, 2003, P&G would fully support payment of the dividend that was announced by the Supervisory Board.


Q: What are the anti-trust clearances that are required to complete the acquisition?

A: There are several normal regulatory and government approvals that P&G must receive to complete the acquisition. These specific approvals vary by country, and will include the European Union and the United States.


Q:  When will you get those clearances?

A: P&G will promptly file all of the necessary regulatory clearance requests. However, it is impossible for P&G to predict when all of the clearances will be granted. The timing for approval is in the hands of the respective regulatory agencies.


Q: After P&G makes the tender offer to purchase the outstanding shares, if I sell my shares, when will I receive the cash?

A: P&G will make payment to shareholders who accept the cash offer soon after the closing of the tender offer transaction. Timing for closing of the transaction will be dependent on P&G receiving all necessary regulatory approvals.